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                                                               EXHIBIT (a)(1)(e)

                           OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
              13 7/8% SENIOR CUMULATIVE REDEEMABLE PREFERRED STOCK
                                       OF

                             R&B FALCON CORPORATION
                                       AT
                            $1,300.00 NET PER SHARE

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
WEDNESDAY, NOVEMBER 29, 2000, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

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                                October 27, 2000

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase dated October 27, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by R&B Falcon Corporation, a Delaware corporation (the "Purchaser"), to purchase for cash all of its outstanding shares of 13 7/8% Senior Cumulative Redeemable Preferred Stock, par value $0.01 per share (the "Shares") at a price of $1,300.00 per Share, net to the seller in cash, without interest, upon the terms and conditions set forth in the Offer.

WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request your instructions as to whether you wish to tender any of or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

     Your attention is directed to the following:

          1. The offer price is $1,300.00 per Share, net to you in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

          2. The Offer is being made for all outstanding Shares.

          3. The Board of Directors of the Company has unanimously approved the Offer and determined that the terms of the Offer are fair to the Company's holders of the Shares. The Board of Directors has recommended acceptance of the Offer to the holders of the Shares.

          4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

          5. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, November 29, 2000, unless the Offer is extended.
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          6. The Offer is not contingent upon any minimum number of Shares being tendered, but is conditioned on several other factors, as described in the Offer to Purchase under the caption "The Offer -- 5. Certain Conditions of the Offer."

     Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the securities, blue sky or other laws of that jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of that jurisdiction.

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               INSTRUCTION WITH RESPECT TO THE OFFER TO PURCHASE
                       FOR CASH ALL OUTSTANDING SHARES OF
              13 7/8% SENIOR CUMULATIVE REDEEMABLE PREFERRED STOCK
                                       OF
                             R&B FALCON CORPORATION

     The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated October 27, 2000, and the related Letter of Transmittal, in connection with the offer by R&B Falcon Corporation, a Delaware corporation, to purchase all of the outstanding shares of its 13 7/8% Senior Cumulative Redeemable Preferred Stock, par value $0.01 per share.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

     I (we) understand that if I (we) sign this instruction form without indicating a lesser number of Shares in the space above, all Shares held by you for my (our) account will be tendered.


  ---------------------------------

  Number of Shares to be Tendered:*
                                                                            SIGN HERE
  ------------------- Shares                           -----------------------------------------------------

 ----------------------------------                    -----------------------------------------------------
                                                                           SIGNATURE(S)

Account Number: ------------------------------         -----------------------------------------------------

                                                       -----------------------------------------------------
                                                             PLEASE PRINT NAME(S) AND ADDRESS(ES) HERE

                                                       -----------------------------------------------------
Dated:            , 2000                                         AREA CODE AND TELEPHONE NUMBER(S)

                                                       -----------------------------------------------------
                                                           TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER

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* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered in the Offer.

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